                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                      -----------------------------------

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported):  March 9, 2001


                           HANOVER COMPRESSOR COMPANY
               (Exact Name of Registrant as Specified in Charter)

         Delaware                     1-13071                    75-2344249
(State or Other Jurisdiction   (Commission File Number)         (IRS Employer
     of Incorporation)                                       Identification No.)

12001 North Houston Rosslyn                                         77086
Houston, Texas  77086                                             (Zip Code)
(Address of Principal Executive Offices)


Registrant's telephone number, including area code:  (281) 447-8787

Item 5.  Other Events.
         ------------

     See the following press release regarding the Company's results for the fourth quarter and full year 2000:

HANOVER COMPRESSOR REPORTS RECORD RESULTS - ANTICIPATES "STRONG" GROWTH IN 2001. 4TH QUARTER CASH FLOW AND DILUTED EARNINGS PER SHARE INCREASE 80 PERCENT AND 29 PERCENT, RESPECTIVELY

     HOUSTON--(BUSINESS WIRE)--March 9, 2001-- Fully Diluted 4Q00 EPS $0.27 vs. $0.21

     Hanover Compressor Company (NYSE: HC), a leading provider of outsourced natural gas compression services, today reported record revenues, cash flow and earnings per common share for both the fourth quarter and year ended December 31, 2000, continuing the Company's strong growth record.

     "We are very pleased with Hanover Compressor's 45 percent growth in net income and 57 percent growth in cash flow during 2000, supported by the continued strength of the compression outsourcing segment, the very favorable operating environment for the energy industry, and the success in several recent acquisitions," said Michael J. McGhan, President and Chief Executive Officer. "We also were highly successful in growing our geographic presence both domestically and overseas, and in expanding our product line, thereby extending Hanover's industry leadership position."

     "We continue to maintain our lead in the compression services business, and we have confidence in Hanover's strong growth in the years ahead. Hanover's leadership in compression enables our company to offer customers a total solution to their gas handling needs by extending our successful outsourcing model from compression to gas treating, process measurement and power generation. I'm pleased to report we are experiencing strength in all aspects of our outsourcing business in the U.S. and dynamic international markets. The genuine value we deliver to our customers drives the outstanding growth Hanover is experiencing. These factors, together with the success of recent acquisitions and other successful growth initiatives, drive our belief that Hanover will deliver strong growth in 2001."

     For the fourth quarter of 2000, total revenues increased 145 percent to $233.6 million from $95.4 million in the year-earlier period. Net income rose 50 percent to $19.4 million from $12.9 million. Diluted earnings per common share increased 29 percent to $0.27 from $0.21. For the full year 2000, total revenues increased 87 percent to $603.8 million from $323.2 million in the prior year. Net income rose 45 percent to $58.7 million from $40.4 million. Diluted earnings per common share increased 33 percent to $0.88 from $0.66.

     For the fourth quarter of 2000, the Company's cash flow (income before income taxes, interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities and depreciation and amortization) increased 80 percent to $67.3 million from $37.3 million in the year-earlier period. For fiscal 2000, the same measure increased 57 percent to $206.7 million from $132.1 million.

     Hanover's record performance in 2000 was driven by its core compression rentals segment, which generated over 81 percent of the Company's consolidated cash flow. Compression rental revenues increased 35 percent from quarter to quarter and 32 percent year to year. Related compression parts and service segment revenues were up 478 percent quarter to quarter and 257 percent year to year as a result of increased marketing focus and expansion of business activities through recent acquisitions. Compressor fabrication revenues increased 115 percent quarter to quarter and 84 percent year to year.
Production and processing equipment fabrication increased 406 percent quarter to quarter and 216 percent year to year. Strong growth during 2001 is anticipated as the Company's diversified customer base increasingly fills its compression services requirements through outsourcing compression and accelerates its purchases of equipment in concert with expanding production budgets.

     Rental fleet compression, including the acquisition of OEC Compression scheduled to close this month, totals 2.4 million horsepower, an increase of 65 percent over 1999, reflecting the impact of both acquisitions and continued organic growth in customer demand for outsourcing compression.

     Looking ahead, McGhan remarked, "Hanover's solid growth confirms our view that a period of strong growth in the compression and gas handling industries is underway. Our confidence is supported by the robust business environment that our customers and we are now experiencing. Hanover has delivered significant growth during all phases of the commodity price cycle, and the present exceptional business environment is extremely encouraging. Hanover's strategies, organization and growth drivers are in place and the activity level throughout our company is strong, thereby contributing to Hanover's strong outlook. This future growth will be the product not only of sound acquisitions, but also due to the strong internal growth Hanover sees as customers continue to outsource more and more of the gas compression and treatment process to total solution providers."

     Hanover Compressor Company is the market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, its customers include premier independent and major producers and distributors throughout the Western Hemisphere.

     Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and will include words such as "believes," "anticipates,"
"expects," "estimates," or words of similar import. Similarly, statements that describe Hanover's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated as of the date of this press release. The risks and uncertainties include: the loss of market share through competition; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which would cause a decline in the demand for Hanover's compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover to make significant capital expenditures; inability to successfully integrate acquired businesses; and changes in economic or political conditions in the countries in which Hanover operates. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.


                          HANOVER COMPRESSOR COMPANY
                       CONSOLIDATED STATEMENT OF INCOME
                                  (unaudited)
              (in thousands of dollars, except per share amounts)

                                Three months         Twelve months
                             ended December 31,    ended December 31,
                             -------------------  --------------------
                               2000       1999       2000       1999
                             --------    -------   --------   --------
Revenues:
Rentals                      $ 74,305    $54,906   $254,515   $192,655
Parts, service
 and used equipment            87,414     15,115    151,707     42,518
Compressor fabrication         36,692     17,090     96,838     52,531
Production and processing
 equipment fabrication         34,702      6,860     88,572     28,037
Gain on sale
 of other assets                  (59)       135      4,113      4,062
Other                             553      1,276      8,084      3,417
                             --------    -------   --------   --------
                              233,607     95,382    603,829    323,220
                             --------    -------   --------   --------
Expenses:
Rentals                        25,888     19,495     87,992     64,949
Parts, service
 and used equipment            61,074      9,299    103,276     27,916
Compressor fabrication         31,914     14,561     81,996     43,663
Production and processing
 equipment fabrication         27,343      5,169     69,281     20,833
Selling, general
 and administrative            20,125      9,550     54,606     33,782
Depreciation
 and amortization              16,052      8,801     52,882     37,337
Leasing expense                15,888      7,363     45,484     22,090
Interest expense                2,913        945      8,473      8,786
Distributions on
 mandatorily redeemable
 convertible
 preferred securities           1,593        278      6,369        278
                             --------    -------   --------   --------
                              202,790     75,461    510,359    259,634
Income before
 income taxes                  30,817     19,921     93,470     63,586
Provision
 for income taxes              11,466      6,989     34,771     23,145
                             --------    -------   --------   --------
Net income                   $ 19,351    $12,932   $ 58,699   $ 40,441
                             ========    =======   ========   ========
Diluted net
 income per share:
Net Income                     19,351     12,932     58,699     40,441
Distributions on
 mandatorily redeemable
 convertible preferred
 securities,
 net of income tax              1,035          0      4,140          0
Net income for purposes
 of computing diluted
 net income per share          20,386     12,932     62,839     40,441
Weighted average
 common equivalent
 shares outstanding:
Basic                          66,356     57,292     61,831     57,048
Diluted                        75,355     61,526     71,192     61,054

Earnings per
 common share:
Basic                        $   0.29    $  0.23   $   0.95   $   0.71
                             ========    =======   ========   ========
Diluted                      $   0.27    $  0.21   $   0.88   $   0.66
                             ========    =======   ========   ========

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                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              HANOVER COMPRESSOR COMPANY

Date:    March 9, 2001        By:  /s/ Michael J. McGhan
                                   ---------------------
                              Name:  Michael J. McGhan
                              Title:  President and Chief Executive Officer